UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INTERNATIONAL SHIPHOLDING CORPORATION
(Name of Registrant as Specified In Its Charter)

                                                                                              __________________________________________________________________
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERNATIONAL SHIPHOLDING CORPORATION
18th Floor
RSA Battle House Tower Office Building
11 North Water Street, Suite 18290
Mobile, Alabama 36602

________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

________________________

TO COMMON STOCKHOLDERS OF INTERNATIONAL SHIPHOLDING CORPORATION:

We will hold our annual meeting of stockholders in the Executive Board Room, 18th Floor, RSA Battle House Tower, 11 North Water Street, Suite 18290, Mobile, Alabama, on Wednesday April 30, 2008, at 2:00 p.m., Mobile time, for the following purposes:

(i)	to elect a board of nine directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

(ii)	to ratify the appointment of Ernst & Young LLP, independent registered public accountants, as our independent auditors for the fiscal year ending December 31, 2008, and

(iii)	to transact any other business that may properly come before the meeting or any adjournment thereof.

Only common stockholders of record at the close of business on March 5, 2008, are entitled to notice of and to vote at the annual meeting.

You are all cordially invited to attend the meeting in person.  However, if you are unable to attend in person and wish to have your stock voted, PLEASE FILL IN, SIGN, AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE.  Your proxy may be revoked by appropriate notice to our Secretary at any time prior to the voting thereof.

BY ORDER OF THE BOARD OF DIRECTORS

R. CHRISTIAN JOHNSEN
           Secretary
Mobile,  Alabama
March 20, 2008

INTERNATIONAL SHIPHOLDING CORPORATION
18th Floor
RSA Battle House Tower Office Building
11 North Water Street, Suite 18290
Mobile, Alabama 36602
________________________

PROXY STATEMENT
________________________

We are furnishing this Proxy Statement to our stockholders to solicit proxies on behalf of the Board of Directors (the “Board”) for use at our annual meeting of stockholders to be held Wednesday, April 30, 2008, at 2:00 p.m., Mobile time, in the Executive Board Room, 18th Floor, RSA Battle House Tower, 11 North Water Street, Suite 18290, Mobile, Alabama. Beginning on or about March 20, 2008, we will mail this proxy statement to our common stockholders of record as of March 5, 2008, which is the record date for determining stockholders entitled to notice of and to vote at the meeting.  On that date, we had outstanding 7,675,142 shares of Common Stock, each of which is entitled to one vote.

You may revoke the enclosed proxy at any time prior to it being exercised by filing a written revocation or duly executed proxy bearing a later date with our Secretary.  The proxy will be deemed revoked if you are present at the annual meeting and elect to vote in person.

We will bear the cost of soliciting proxies in the enclosed form.  Proxies may be solicited by the use of the mail, personal interview, telephone, telegraph, facsimile, or e-mail.  Additionally, we will request that banks, brokerage houses and other institutions, nominees, and fiduciaries forward the soliciting material to their principals and obtain authorization for the execution of proxies.  We will, upon request, reimburse such parties for their expenses incurred in connection therewith.

PRINCIPAL STOCKHOLDERS

The following persons, in addition to three directors whose ownership information is set forth under “Election of Directors,” were known by us to own beneficially more than five percent of our Common Stock (our only outstanding voting security) as of the dates noted below. The information set forth below has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 based upon information furnished by the persons listed.  Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

Name and Address	Amount and Nature of Beneficial Ownership (1)	Percent of Class

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	815,550 (2)	10.63%
St. Denis J. Villere & Co., L.L.C. 601 Poydras Street New Orleans, Louisiana 70130	570,562 (3)	7.43%
Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403	445,000 (4)	5.80%
Renaissance Technologies L.L.C. 800 Third Avenue New York, New York 10022	406,300 (5)	5.29%
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, California 90401	397,959 (6)	5.19%
Donald Smith & Co, Inc. 152 West 57th Street New York, New York 10019	380,684 (7)	4.96%

(1)
The number of shares owned shown above is as of December 31, 2007, when we had 6,519,187 shares of our Common Stock outstanding. The percentages shown above are based on 7,675,142 shares outstanding as of our record date of March 5, 2008.

(2)
Based on information contained in Schedule 13G as of December 31, 2007, filed jointly with T. Rowe Price Small-Cap Value Fund, Inc. (who beneficially owns 812,500 of the total 815,550 shares) T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments with respect to all reported shares.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)
Based on information contained in Schedule 13G as of December 31, 2007,  St. Denis J. Villere & Co., L.L.C. a registered investment advisor was deemed to have or share voting or dispositive power over, and therefore to own beneficially, the number of shares indicated above.

(4)
Based on information contained in a joint filing on Schedule 13G as of December 31, 2007, by Franklin Resources, Inc. (FRI), Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisory Services, LLC.    Franklin Advisory Services, LLC, has sole voting and dispositive power with respect to all 445,000 shares.  FRI is the parent holding company of Franklin Advisory Services, LLC, and an investment advisor.  Charles B. Johnson and Rupert H. Johnson, Jr., are principal shareholders of FRI.  FRI, Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC disclaim any economic interest or beneficial ownership in any of the shares.

(5)
Based on information contained in Schedule 13G as of December 31, 2007,  Renaissance Technologies L.L.C. is a registered investment advisor and has sole voting power with respect to 393,500 shares and sole dispositve power with respect to all 406,300 shares.

(6)
Based on information contained in Schedule 13G as of December 31, 2007,  Dimensional Fund Advisors LP       (Dimensional), a registered investment advisor, furnishes investment advice to four registered investment companies, and serves as investment manager to certain other investment vehicles, including commingled group trusts and separate accounts.  Dimensional disclaims beneficial ownership in any of the shares.

 (7)  Based on information contained in Schedule 13G as of December 31, 2007,  Donald Smith & Co., Inc. is a registered investment advisor and has sole voting power with respect to 270,657 shares and sole dispositve power with respect to all 380,684 shares.

ELECTION OF DIRECTORS

Our by-laws authorize the Board of Directors to fix the size of the Board, and the Board has fixed the number of directors at nine.  Proxies cannot be voted for a greater number of persons.  Unless authority to vote for the election of directors is withheld, the persons named in the enclosed proxy will vote for the election of the nine nominees named below to serve until the next annual meeting and until their successors are duly elected and qualified.  In the unanticipated event that any of the nominees cannot be a candidate at the annual meeting, the shares represented by the proxies will be voted in favor of such replacement nominees as may be designated by the Board.

Acting upon the recommendation of its Nominating and Governance Committee, the Board has nominated the nine individuals listed below, eight of whom are incumbent directors.  If elected, the ninth nominee, T. Lee Robinson, Jr., will replace Harold S. Grehan, Jr. who has announced his resignation as a director effective upon the election of his successor at our 2008 annual shareholders meeting.  One of the other eight nominees, Raymond V. O’Brien, Jr., has notified us that he intends to retire as a director during the second half of 2008.  Pending Mr. O’Brien’s retirement, the Nominating and Governance Committee intends to review potential replacement directors, including those recommended by management.

The following table sets forth certain information as of March 5, 2008, concerning the nominees and all directors and executive officers as a group, including their beneficial ownership of shares of our Common Stock as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.  Unless otherwise indicated, the shares of our Common Stock shown as being beneficially owned are held with sole voting and investment power.  The only executive officer named in the Summary Compensation Table who is not also a nominee for director is Manuel G. Estrada, 53, Vice President and Chief Financial Officer, who does not beneficially own any shares of our Common Stock.

Director Independence

A majority of the director nominees are “independent directors” as defined by the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”).  Generally, a director does not qualify as an independent director if the director (or in some cases members of the director’s immediate family) has, or in the past three years has had, certain material affiliations with us, our external or internal auditors, or other companies that do business with us.  Based on information made available to it, the Board has affirmatively determined that Messrs. Grehan, Lane, Lupberger, O’Brien and Trowbridge qualify (and that Mr. Robinson will qualify) as independent directors under the independence standards of the NYSE and SEC.  In making these determinations, the Board evaluated responses to a questionnaire completed by each such person regarding relationships and possible conflicts of interest. In making that determination regarding Mr. Lane, the Board reviewed the relationships described under “Board of Director and Compensation Committee Interlocks, Insider Participation in Compensation Decisions and Certain Transactions” provided later in this Proxy Statement involving transactions in which the company for which Mr. Lane serves as Chief Executive Officer has an interest.  The Board determined that this relationship does not prevent Mr. Lane from qualifying as independent under the requirements of the NYSE and the SEC.

The Board recommends a vote FOR each of the nominees named below.

    Name, Age, Principal Occupation, and                                                                                            Director                      Shares of Common Stock               Percent
  Directorship in Other Public Corporations                                                                                Since                           Beneficially Owned of           Class (1)

Niels W. Johnsen, 85 (2)(3)                                                                                         1979                                872,107 (4)                                   11.36%
Formerly Chairman of the Board and
Chief Executive Officer of
International Shipholding Corporation
One Whitehall Street
      New York, New York 10004

Erik F. Johnsen, 82 (3)(5)                                                                                          1979                                531,088 (6)                                  6.92%
      Formerly Chairman of the Board and
Chief Executive Officer of
International Shipholding Corporation
      11 North Water Street
      Mobile, Alabama  36602

Niels M. Johnsen, 62 (3)(7)                                                                                         1988                                361,353 (8)                                  4.71%
      Chairman of the Board and
Chief Executive Officer of
International Shipholding Corporation
      One Whitehall Street
      New York, New York 10004

Erik L. Johnsen, 50 (3)(9)                                                                                          1994                                 75,790 (10)                                     *
      President of International Shipholding Corporation
11 North Water Street
      Mobile, Alabama  36602

Edwin A. Lupberger, 71 (11)                                                                                        1988                                   3,000                                     *
      President, Nesher Investments, LLC; formerly
      Chairman of the Board and Chief Executive
Officer of Entergy Corporation; trustee,
The Lupberger Foundation

Raymond V. O'Brien, Jr., 80 (12)                                                                                      1979                                   1,000                                            *
Formerly Chairman of the Board and Chief
Executive Officer of Emigrant Savings Bank

Edward K. Trowbridge, 79 (13)                                                                                      1994                                      625 (14)                                      *
Formerly Chairman of the Board and Chief
Executive Officer of Atlantic Mutual Companies

H. Merritt Lane III, 46 (15)	2004	0 *
President, Chief Executive Officer, and a director
of Canal Barge Company, Inc.

T. Lee Robinson, Jr., 45 (16)                                                                                        -                                                 0                                       *
    President, OHC, Inc.

All executive officers and directors as a group (10 persons)	1,620,301 21.11%

(1)	An asterisk indicates ownership of less than 1% of our Common Stock.

(2)
Niels W. Johnsen served as our Chairman and Chief Executive Officer from our formation in 1979 until he retired in 2003.  He was one of the founders of Central Gulf Lines, Inc. (“Central Gulf”), one of our principal subsidiaries, in 1947.  Mr. Johnsen has served as a consultant for us since retiring as Chairman and Chief Executive Officer.

(3)	Niels W. Johnsen and Erik F. Johnsen are brothers. Niels M. Johnsen is the son of Niels W. Johnsen. Erik L. Johnsen is the son of Erik F. Johnsen.

(4)	Includes 224,622 shares owned by a corporation of which Niels W. Johnsen is the controlling shareholder, President, and a director.

(5)
Erik F. Johnsen served as our Chairman and Chief Executive Officer from 2003 until he retired in 2007.  He previously served as our President and Chief Operating Officer. He was one of the founders of Central Gulf in 1947.

(6)	Includes:

•	133,908 shares held by the Erik F. Johnsen Family Limited Partnership of which Mr. Johnsen is General Partner and

•	52,312 shares owned by the Erik F. Johnsen Family Foundation of which Mr. Johnsen claims no beneficial ownership but maintains voting and disposition rights.

(7)
Niels M. Johnsen became our Chairman and Chief Executive Officer in 2007. He served as President of International Shipholding Corporation from 2003 until 2007. Mr. Johnsen joined Central Gulf in 1970 and held various positions before being named President of International Shipholding Corporation in 2003. He also serves as Chairman of each of our principal subsidiaries. Mr. Johnsen has been a trustee and director of Atlantic Mutual Companies since 2002.

(8)	Includes:

•	2,968 shares held in trust for Niels M. Johnsen’s child, of which he is a trustee.

•
224,622 shares owned by a corporation of which Mr. Johnsen is a Vice President and a director, which are the same shares included in the total shares beneficially owned by Niels W. Johnsen as discussed in note (4).

(9)
Erik L. Johnsen joined Central Gulf in 1979 and held various positions before being named President of International Shipholding Corporation in 2007.  Mr. Johnsen was Vice President of International Shipholding Corporation from 1987 until 2007. In 1997, he was named as Executive Vice President and President of each of our principal subsidiaries.

(10)	Includes 16,250 shares held in trust for Erik L. Johnsen’s children, of which he is a trustee.

(11)	Mr. Lupberger served as Chairman of the Board and Chief Executive Officer of Entergy Corporation from 1985 to 1998. He is the Chairperson of the Audit Committee of the Board.

(12)	Mr. O'Brien served as Chairman of the Board and Chief Executive Officer of the Emigrant Savings Bank from 1978 to 1992. He is the Chairperson of the Compensation Committee of the Board.

(13)
Mr. Trowbridge served as Chairman of the Board and Chief Executive Officer of Atlantic Mutual Companies from 1988 to 1993. He served as President and Chief Operating Officer of the Atlantic Mutual Companies from 1985 to 1988. He is the Chairperson of the Nominating and Governance Committee of the Board.

(14)	Shares owned jointly with his wife.

(15)	Mr. Lane has served as President and Chief Executive Officer of Canal Barge Company, Inc. since 1994 and as a director of that company since 1988.

(16)	Mr. Robinson is President of OHC, Inc., a family owned import/export hardwood lumber company specializing in industrial wooden components for the Transportation and Utility industries.

As of March 5, 2008, Niels W. Johnsen, Erik F. Johnsen, and their spouses, children, and grandchildren (collectively, the “Johnsen Family”) beneficially owned an aggregate of 1,934,154 shares or 25.20% of our Common Stock. To the extent they act together, the Johnsen Family may be deemed to be in control of International Shipholding Corporation.

OTHER INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Corporation’s Board has three standing committees, the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, that operate under written charters adopted by the Board.  The Audit and the Nominating and Governance Committees are each composed of the same five directors, Messrs. Grehan, Lane, Lupberger, O'Brien, and Trowbridge, who are all independent under the NYSE listing standards.  Mr. Lee Robinson will replace Mr. Grehan on both of these committees upon election to the Board by the stockholders. The Compensation Committee is composed of Messrs. Lane, Lupberger, O’Brien, and Trowbridge.

Audit Committee

The Audit Committee assists the Board in monitoring the integrity of our financial statements; the qualifications and independence of the independent auditors; the performance of our internal and independent auditors; and our compliance with legal and regulatory requirements.  The Audit Committee has at least one audit committee financial expert, Mr. Lupberger, who also serves as the chairperson of this committee.  The Audit Committee met four times during 2007.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities related to the CEO’s compensation and makes recommendations to the Board with respect to non-CEO executive compensation.  The Compensation Committee also administers the Corporation’s Stock Incentive Plan and makes decisions on the grant of stock options.  Mr. O’Brien is the chairperson of this committee.  The Compensation Committee met once during 2007.

Nominating and Governance Committee

The Nominating and Governance Committee’s primary responsibilities include identifying individuals qualified to serve as directors; selecting, or recommending that the Board select the director nominees for the next annual meeting of stockholders; developing and recommending to the Board a set of corporate governance principles applicable to the Corporation, and annually reviewing the Board’s performance.  The Nominating and Governance Committee’s policy is to identify individuals qualified to fill vacant director positions or to stand for re-election based on input from all Board members and the following general criteria:  Generally, directors should possess practical wisdom, sound judgment and a broad range of experience that is relevant to the Corporation’s business and is complementary to the background of the other directors.  They should be committed to devoting the time necessary to carry out their responsibilities, serving on the Board for a sufficient period of time to develop knowledge about the business, and objectively representing the best interests of the Corporation’s stockholders.  The Nominating and Governance Committee will evaluate director nominations from stockholders using the same criteria used for all other nominees.  Stockholders may submit director nominations as described in “Stockholder Proposals and Nominations” later in this Proxy Statement.  Mr. Trowbridge is the chairperson of this committee.  The Nominating and Governance Committee met once during 2007.

As discussed above and further under the heading “Election of Directors,” in early 2008 the Nominating and Governance Committee recommended T. Lee Robinson, Jr. as a nominee to replace Harold S. Grehan, Jr., who is retiring as a director effective as of our 2008 annual stockholders’ meeting.  As discussed above, the Committee intends to review candidates to replace Raymond V. O’Brien, Jr., who plans to retire as a director during the second half of 2008.

Committee Charters

The Charters of the Audit Committee, Compensation Committee, and Nominating and Governance Committee are available on the Investor Relations section of our website at www.intship.com and can be obtained in print without charge by writing to International Shipholding Corporation, Attention: Manuel G. Estrada, Vice President, at 11 North Water Street, RSA Battle House Tower, 18th Floor, Mobile, Alabama 36602.

Director Compensation

Each non-officer director other than Niels W. Johnsen and Erik F. Johnsen was paid $42,000 for services provided during 2007 except that Mr. Grehan was paid $39,000.  These payments included an annual fee of $25,000, Audit Committee Retainer fee of $3,000, Compensation Committee Retainer fee of $2,000, Nominating and Governance Committee Retainer fee of $2,000, and fees of $1,000 for each meeting of the Board or a committee thereof attended.  There were four Board meetings and six committee meetings during 2007.  Directors are expected to attend the annual meeting of the Corporation’s stockholders, and all did attend the 2007 annual meeting.  Each member of the Board attended at least 75% of the aggregate number of meetings of the Board and committees of which he was a member in 2007. Additional compensation information is provided below.

2007 Compensation of Directors
Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Niels W. Johnsen	0	285,000(1)	285,000
Erik F. Johnsen	0	167,000(2)	167,000
Harold S. Grehan, Jr.	39,000	0(3)	39,000
H. Merritt Lane III	42,000	0	42,000
Edwin A. Lupberger	42,000	0	42,000
Raymond V. O’Brien, Jr.	42,000	0	42,000
Edward K. Trowbridge	42,000	0	42,000

(1) Since his retirement as Chairman of the Board and Chief Executive Officer in 2003, Niels W. Johnsen has provided consulting services to us in the areas of vessel chartering and finance for which he was paid $250,000 in 2007.  The consulting agreement in place during 2007 expired December 31, 2007 and was renewed January 1, 2008 for an additional year. We also paid a legal firm $35,000 for routine tax advice and research provided to Mr. Johnsen during 2007. Additionally, in 1988 when Mr. Johnsen served as CEO, we entered into an agreement with him whereby his estate will be paid approximately $822,000 upon his death.  We have reserved amounts sufficient to fund this death benefit, so there was no additional cost to us in 2007 to fund this benefit.  As a former employee, Mr. Johnsen also received retirement benefits in 2007 through our qualified Retirement Plan.

(2) Upon his retirement on April 30, 2007, we entered into a consultant agreement with Mr. Erik F. Johnsen effective May 1, 2007 through April, 30, 2008. This agreement calls for annual fees of $250,000, of which he was paid a pro-rata amount of $167,000 in 2007.

(3) As a former employee, Mr. Grehan received retirement benefits in 2007 through our qualified Retirement Plan.

Non-Management Director Sessions

The non-management members of the Board met four times in executive sessions during 2007.  All of the non-management directors attended all four sessions. During 2007, selection of the presiding director at these meetings followed the established procedure by which the role of presiding director rotates in order among the non-management directors.

Communication with the Board of Directors

Stockholders may communicate directly with the Board of Directors, or with any individual director, by writing to the Chairman of the Board of Directors at the address shown on the first page of this Proxy Statement.  The Chairman will forward the stockholder’s communication to the appropriate director or officer for response.  Stockholders and other interested parties who wish to communicate directly with the non-management members of the Board of Directors as a group should direct their correspondence to:  International Shipholding Corporation, Attn: Non-Management Members of the Board of Directors (c/o Director of Internal Audit), 11 North Water Street Suite 18290, Mobile, AL 36602.  The Director of Internal Audit will not share such communications or their subject matter with the Corporation’s management and will promptly provide all such communications to the non-management director who will preside at the next scheduled executive session of non-management directors.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Board has adopted a Code of Business Conduct and Ethics for Officers, Directors and Employees, including our principal executive officer, principal financial officer, and principal accounting officer, and has adopted Corporate Governance Guidelines.  These are available on the Investor Relations section of the Corporation’s website at www.intship.com and can be obtained in print without charge by writing to International Shipholding Corporation, Attention:  Manuel G. Estrada, Vice President, RSA Battle House Tower, 11 North Water Street, Suite 18290, Mobile, AL 36602.

Audit Committee Report

To the Board of Directors of International Shipholding Corporation:

Management is responsible for our internal controls and the financial reporting process.  Our independent auditor is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, and to issue reports thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes, and, subject to stockholder ratification, to appoint the independent auditor.

In connection with our Annual Report on Form 10-K for the year ended December 31, 2007, we have (i) reviewed and discussed with management the audited financial statements as of and for the year ended December 31, 2007, and management’s report and our independent auditor’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, (ii) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants, and (iii) have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence. Based on, and in reliance upon, the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to in its charter, the Committee recommended that the Board of Directors include the financial statements referred to above in our Annual Report on Form 10-K for the year ended December 31, 2007.

Submitted by the Audit Committee members:

Harold S. Grehan, Jr., H. Merritt Lane III, Edwin A. Lupberger, Raymond V. O’Brien, Jr., and Edward K. Trowbridge

Audit Fees

The following table sets forth the fees for professional services rendered by Ernst & Young LLP, our independent auditors, for the fiscal years ended December 31, 2007 and 2006:

	2007	2006
Audit Fees (1)	$ 676,010	$ 404,500
Audit Related Fees (2)	33,719	25,750
Tax Fees (3)	42,055	80,337

Total Fees	$ 751,784	$ 510,587

(1)
Audit Fees include fees for the audit of our consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, and services related to statutory audits of certain of the Company's subsidiaries. The 2007 fees include fees related to the evaluation of internal controls over financial reporting as required by Sarbanes-Oxley.  The 2006 fees were revised compared to what was disclosed in the 2006 proxy for subsequent fees incurred for US GAAP financial statements of the Company's foreign unconsolidated subsidiaries, which we filed as amendments to our Annual Report on Form 10-K for the year ended December 31, 2006. The 2007 fees do not include future audit fees that will be incurred for the same services related to foreign unconsolidated subsidiaries.

(2)	Audit Related Fees include fees for audits of the Corporation's employee benefit plans and consultations as to the accounting or disclosure treatment of certain transactions.

(3)	Tax Fees include fees for tax compliance and consulting services.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor.  These services may include audit services, audit-related services, tax services, and other services.  Pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services.  The Audit Committee may also pre-approve particular services on a case-by-case basis.  The Audit Committee pre-approved 100% of the audit fees, audit-related fees, and tax fees for the fiscal year ended December 31, 2007.  The Audit Committee determined that the provision of services discussed above is compatible with maintaining the independence of Ernst & Young LLP.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We have traditionally compensated our senior management primarily with salaries and incentive bonuses designed to reward annual performance that we believe correlates with maintaining and increasing shareholder value. Our executive officers also participate, along with our other employees, in our insurance program and in our defined benefit pension plan. In determining the elements of the compensation program, the Compensation Committee attempts to offer a program that is both competitive in the regional market and within the industry and that is also a reasonable component of our overall general and administrative expenses in relation to our earnings. Whenever possible, we attempt to promote teamwork by offering equal treatment or incentive compensation opportunities to executives that we expect to make roughly equivalent contributions.  We have a long-standing practice of not providing employment agreements to our officers.

When establishing compensation programs, we attempt to set compensation levels that are competitive with the compensation of officers at comparable companies.  We review the individual performance of each senior manager, as well as all other factors deemed relevant to us.  We also consider the wealth accumulated by the executives under our compensation programs and the relationship of the compensation of our top executives to lower paid employees.  Our review of this data on wealth accumulation and internal pay levels provides us with additional information on our pay practices, but to date neither of these have been major factors in setting compensation levels.

Mr. Erik F. Johnsen, our Chief Executive Officer and Chairman of the Board, presented his recommendations for the 2007 salaries of all executive officers, other than himself, to the Compensation Committee.  The Compensation Committee recommended and the Board approved those salaries for 2007 disclosed later in this Proxy Statement in the Summary Compensation Table.  For 2007, the salaries of Mr. Niels M. Johnsen and Mr. Erik L. Johnsen were increased by five percent in anticipation of their being named Chief Executive Officer and President respectively as of May 1, 2007.  The salary for the Chief Financial Officer, Mr. Estrada, was increased by fifteen percent from $165,000 to $190,000, which the Compensation Committee believed to be consistent with the market compensation rates for his position.  Furthermore, as described in the “Board of Director and Compensation Committee Interlocks, Insider Participation in Compensation Decisions and Certain Transactions” provided later in this Proxy Statement, we entered into a consulting arrangement with Mr. E.F. Johnsen effective on April 30, 2007. We also pay for certain perquisites for Mr. E.F. Johnsen and provide certain life insurance benefits, as described in the notes to the Summary Compensation Table later in this Proxy Statement, as a component of his overall compensation.

The Board and the Compensation Committee believe that a portion of executive compensation should be tied to corporate performance.  Accordingly, the Executive Bonus Plan for 2007 (the “2007 Plan”) adopted by the Board was based upon our achievement of certain quarterly and annual profit levels.  The 2007 Plan offered an opportunity for all eligible named senior executives to earn incentive cash bonuses of up to thirty-percent of their annual salaries at year end.  All named senior executives who were employed on the date the bonus was paid, which was generally one month after the end of the fiscal year for which the bonus was applicable, were eligible to receive the bonus if they were also employed on the first day of the quarter for which the bonus was applicable.  The quarterly target profit levels for the 2007 Plan were based on income before provision for income taxes (“IBT”) for each of the first, second, third, and fourth quarters of $1,541,000, $2,498,000, $7,450,000, and $3,129,000, respectively, and the annual target profit level was based on IBT of $14,618,000.  If the target levels for any one quarter or quarters were not achieved, the 2007 Plan provided the opportunity to earn the full thirty percent bonus at the end of the year if the annual target profit levels for the fourth quarter and for the full year of 2007 was achieved.  Although target profit levels for the third quarter was not achieved, the target profits levels for the first, second, and fourth quarters and for the full year 2007 were exceeded resulting in thirty percent bonus being earned by all eligible senior executives, all of which was paid early in 2008.  The 2007 Plan is formulaic and no discretion was exercised to reduce or increase the bonus amount.

Although we have a Stock Incentive Plan, we have not made grants of stock options since 1998. Since each executive officer’s annual compensation is substantially less than $1 million, the Board does not believe that any action is necessary in order to ensure that all executive compensation paid in cash will continue to be deductible by us under Section 162(m) of the Internal Revenue Code.
In the fall of 2007, we engaged Watson Wyatt to evaluate the competitiveness of our executive compensation programs and change of control protections.  Watson Wyatt concluded that our compensation programs lagged our competitors and peers in several respects.  As a result, Watson Wyatt recommended (i) increases in annual cash compensation, (ii) the resumption of long-term incentive awards and (iii) the implementation of change in control agreements to protect our top three executives.  The Compensation Committee expects to act upon these recommendations in the near future.

The table below sets forth for the year ended December 31, 2007, the compensation paid by us to our current and former Chief Executive Officer and our two other executive officers who served throughout 2007.  The four individuals included in the table represent all of our executive officers who served during 2007. Erik F. Johnsen served as our Chief Executive Officer up to his retirement effective April 30, 2007 and was replaced by Niels M. Johnsen. All perquisites, other than what is included in the table below,  have a value of less than $10,000.

Summary Compensation Table
Name and Principal Position (1)	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Non- Qualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)		Total ($)

Niels M. Johnsen,	2007	350,000	105,000	24,734	1,000	(2)	480,734
Chairman of the Board	2006	332,800	25,600	81,167	1,000	(2)	440,567
and Chief Executive Officer

Erik L. Johnsen,	2007	330,000	99,000	3,783	16,256	(3)	449,039
President	2006	312,000	24,000	48,110	1,000	(3)	385,110

Manuel G. Estrada,	2007	190,000	57,000	40,999	17,849	(4)	305,848
Vice President and	2006	165,000	12,692	31,948	1,000	(4)	210,640
Chief Financial Officer

Erik F. Johnsen, Director	2007	111,157 (5)	27,000	(6)	62,388	(7)	200,545
Former Chairman of the Board	2006	353,600	27,200		7,132	(7)	427,932
and Chief Executive Officer

(1)	For additional information on positions held by these officers during 2007, see the footnotes to the directors’ table included above under the heading “Election of Directors”.
(2)	Consists of contributions we made to our 401(k) plan on behalf of the employee in 2006 and 2007.
(3)
Consists of a $1,000 contribution we made to our 401(k) plan on behalf of the employee in 2006 and 2007 and an incentive payment in 2007 in the amount of $15,256 for the move from New Orleans, Louisiana to Mobile, Alabama.

(4)
Consists of a $1,000 contribution we made to our 401(k) plan on behalf of the employee in 2006 and 2007 and an incentive  payment in 2007 of 16,849 for the move from New Orleans, Louisiana to Mobile, Alabama.

(5)	Represents the payment of salary to Mr. Johnsen through April 30, 2007, the date of his retirement as Chairman of the Board and Chief Executive Officer.
(6)
Mr. Johnsen has received annual distributions from the Retirement Plan since April of 1997 when he reached 70.5 years of age as required under the Retirement Plan’s minimum distribution rule for beneficial owners of more than 5% of our Common Stock.  During 2007, he received distributions of $88,022 from the Retirement Plan.  Mr. Johnsen’s change in pension value for 2007 was a negative $330,404. During 2006, he received distributions of $88,022 from the Retirement Plan and his change in pension value was a negative $30,017.

         (7)  Mr. Johnsen receives accounting and bookkeeping services from a contract employee who we paid $30,000 for those services in 2006 and 2007.  Additionally, we entered into an agreement with Mr. Johnsen in 1988 whereby his estate will be paid approximately $626,000 upon his death.  To fund this death benefit, we maintain a life insurance policy at an annual cost of $17,132. Mr. Johnsen also received in 2007 an incentive payment of $15,256 for the move from New Orleans, Louisiana to Mobile, Alabama.
.

The following table includes the estimated possible payouts that were available to our executive officers as of the beginning of 2007 under the Bonus Plan for 2007 described earlier in the Compensation Discussion and Analysis section of this Proxy Statement.  Mr. Erik F. Johnsen’s award was a pro-rata amount based on his time spent as Chairmen of the Board and Chief Executive Officer for the four months ending  April 30, 2007.

Grants of Plan-Based Awards
Name	Target ($)	Maximum ($)
Erik F. Johnsen	27,000	27,000
Niels M. Johnsen	105,000	105,000
Erik L. Johnsen	99,000	99,000
Manuel G. Estrada	57,000	57,000

Stock Incentive Plan

No stock options were granted in 2007. As indicated below, Niels M. Johnsen and Erik L. Johnsen each exercised options to purchase 200,000 shares during 2007. As of December 31, 2007, there were no stock options outstanding.

The following table provides information on shares of our Common Stock acquired by the named officers during 2007 in connection with the exercise of options and the vesting of stock awards.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Niels M. Johnsen	200,000	$1,254,197	0	$ 0
Erik L. Johnsen	200,000	$1,386,400	0	0
Manuel G. Estrada	0	0	0	0
Erik F. Johnsen	0	0	0	0

Pension Plan

We maintain a defined benefit pension plan (the “Retirement Plan”), in which all of our employees and all employees of our domestic subsidiaries who are not covered by union sponsored plans may participate after one year of service.  Computation of benefits payable under the plan is based on years of service, up to thirty years, and the employee's highest sixty consecutive months of compensation, which is defined as the participant’s base salary plus overtime, excluding incentive pay, bonuses or other extra compensation, in whatever form.

The benefit provided by the Retirement Plan’s formula is subject to certain constraints under the Internal Revenue Code. For 2008, the maximum annual benefit generally is $185,000 under Code Section 415.  Furthermore, under Code Section 401(a)(17), the maximum annual compensation that may be reflected in 2008 is $230,000.  These dollar limits are subject to cost of living increases in future years.  Each of the individuals named in the Summary Compensation Table set forth above is a participant in the plan and, for purposes of the plan, was credited during 2007 with a salary of $225,000, except that Mr. Erik F. Johnsen and Mr. Manuel G. Estrada were credited with their actual salaries.

The following table includes information as of December 31, 2007 regarding the pension benefits available and paid under the Retirement Plan for each of our executive officers named in the summary compensation table appearing above:

Pension Benefits

	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Name	(#)	($)	($)
Erik F. Johnsen	55	452,786	88,022

Niels M. Johnsen	37	801,448	0

Erik L. Johnsen	28	356,719	0

Manuel G. Estrada	29	242,459	0

(1) Pension plan benefits are capped at 30 years of service.

The present values of the accumulated benefits reported in this table were calculated using the same participant data, plan provisions and actuarial assumptions used to calculate our 2007 retirement plan expense in accordance with Statement of Financial Accounting Standards No. 87, except that Securities and Exchange Commission rules require the modified assumption that participants defer their retirement until the earliest age they are eligible for an unreduced benefit, which is age sixty-five under the Retirement Plan.  See Note F “Employee Benefit Plans,” of the Notes to the Financial Statements in our Form 10-K for the year ended December 31, 2007.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis appearing above with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2007.

Submitted by the Compensation Committee:

H. Merritt Lane III, Edwin Lupberger, Raymond V. O’Brien, Jr., and Edward K. Trowbridge

BOARD OF DIRECTOR AND COMPENSATION COMMITTEE INTERLOCKS,
INSIDER PARTICIPATION IN COMPENSATION DECISIONS, AND CERTAIN TRANSACTIONS

Furnished below is information regarding certain transactions in which our executive officers and directors or members of their immediate families had an interest during 2007.

Niels W. Johnsen has an agreement to provide consulting services to us in the areas of vessel chartering and finance for which he was paid $250,000 in 2007.  That agreement expired December 31, 2007 and was renewed January 1, 2008 for an additional year. Erik F. Johnsen entered into a consulting agreement with us upon his retirement, which was effective April 30, 2007.  The terms of that agreement will be the same as those included in the agreement with Niels W. Johnsen.  He will be paid $250,000 on an annual basis, of which $167,000 was paid on a pro-rata basis for 2007.

R. Christian Johnsen, a son of Erik F. Johnsen, our Chairman of the Board for the first four months of 2007, serves as our Secretary and is a partner and member of the Board of Directors of the law firm of Jones, Walker, Waechter, Poitevent, Carrere and Denegre LLP, which has represented us since our inception.  H. Hughes Grehan, a son of Harold S. Grehan, Jr., one of our directors, serves as our Assistant Secretary and is a partner and member of the Board of Directors of the same law firm.  We paid fees of $735,000 to the firm for legal services rendered to us during 2007.  We believe that these services are provided on terms at least as favorable to us as could be obtained from unaffiliated third parties.

James M. Baldwin, a son-in-law of Erik F. Johnsen, our Chairman of the Board for the first four months of 2007, and brother-in-law of Erik L. Johnsen, our current President, is employed by us in a non-executive officer position and received compensation for the year ended December 31, 2007, of $215,000.  We also employ Brooke Y. Grehan, a son of Harold S. Grehan, Jr., one of our directors, in a non-executive officer position.  Brooke Y. Grehan’s compensation from us for the year ended December 31, 2007, was $120,500.  Compensation consists of annual salaries,  bonuses earned, and relocation incentives during 2007.

Canal Barge Company, Inc., the company for which Mr. Lane serves as Chief Executive Officer and as a member of the Board of Directors and is a 7.8133% stockholder, provided services to certain of our subsidiaries during 2007.  Payments for those services totaled approximately $110,285, which is less than 2% of the revenues of Canal Barge Company, Inc.

Our policy on related party transactions requires that such transactions be approved by our Chief Financial Officer who is responsible for reporting approved transactions to management and to the Audit Committee.  For the purposes of this policy, related parties include our employees, our affiliates, our principal owners, members of the immediate family of our employees or principal owners, trusts for the benefit of our employees, and any entity for which our investment is accounted for by the equity method.  Examples of transactions addressed by the policy include the sale or purchase of assets, leasing of property or equipment, and charges for consulting or administrative services.  Related party transactions are reviewed annually by the Audit Committee pursuant to its Charter, and the Nominating and Governance Committee annually assesses transactions that are considered in determining the independence of the non-management directors.  In this regard the transactions discussed above associated with Mr. Grehan and Mr. Lane were reported to the members of the Audit Committee and the Nominating and Governance Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than ten percent of our Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC.  Executive officers, directors, and persons who beneficially own more than ten percent of our Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

During 2007, Mr. Erik L. Johnsen, our President and one of our Directors, filed a late report of change in ownership of our Common Stock to report the exercise of 6,500 stock options and subsequent sale of these shares of our Common Stock in June of 2007.  Also during 2007, Mr. Niels W. Johnsen, one of our Directors, filed a late report of change in ownership of our Common Stock to report the sale in November of 2007 of 5,000 shares of our Common Stock.

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

Our 2007 financial statements were audited by Ernst & Young LLP (“E&Y”).  The Audit Committee of the Board has appointed E&Y as our independent auditors for the fiscal year ending December 31, 2008, and the Board is submitting that appointment to its stockholders for ratification at the annual meeting. Although stockholder ratification of E&Y’s appointment is not legally required, we are submitting this matter to the stockholders, as in the past, as a matter of good corporate practice. E&Y became our independent auditors on June 21, 2002.  Representatives of E&Y will be present at the annual meeting, are expected to be available to respond to appropriate questions, and will have an opportunity to make a statement if they wish.  If the stockholders do not ratify the appointment of E&Y by the affirmative vote of at least a majority of the shares of Common Stock represented at the meeting in person or by proxy, the Audit Committee and the Board will reconsider the selection of independent auditors. Even if the stockholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Corporation and its stockholders.  In connection with selecting the independent auditor, the Audit Committee reviews the auditor’s qualifications, control procedures, cost, proposed staffing, prior performance and other relevant factors

The Board of Directors recommends a vote FOR this proposal.

OTHER MATTERS

Quorum and Voting of Proxies

The presence, in person or by proxy, of a majority of our outstanding shares of Common Stock is necessary to constitute a quorum.  If a quorum is present, the vote of a majority of the Common Stock present or represented will decide all questions properly brought before the meeting, except that directors will be elected by plurality vote.

All proxies duly executed in the form enclosed received by the Board will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named in the “Election of Directors” section of this Proxy Statement and the proposal to ratify the appointment of E&Y as our independent auditors.

Management has not received any notice that a stockholder desires to present any matter for action by stockholders at the annual meeting and does not know of any matters to be presented at the annual meeting other than the election of directors and the ratification of the appointment of our independent auditors.  The enclosed proxy will confer discretionary authority with respect to any other matters that may properly come before the meeting or any adjournment thereof.  It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

Effect of Abstentions and Broker Non-votes

Shares as to which the proxy holders have been instructed to withhold votes or abstain from voting on either of the matters included on our ballot, as well as shares subject to “broker non-votes”, will be treated under the Corporation’s by-laws as being present for purposes of constituting a quorum, but not being present or represented for purposes of such particular vote. Because directors are elected by plurality vote, and the ratification of our independent auditors must be approved by a majority of the voting power present at the annual meeting, abstentions and broker non-votes will not affect outcome of either of these matters.

Stockholder Proposals and Nominations

Any stockholder who desires to present a proposal qualified for inclusion in our proxy material relating to the 2009 annual meeting, including stockholder nominations of directors, must forward the proposal to our Secretary at 11 North Water Street, RSA Battle House Tower, 18th Floor, Suite 18290, Mobile, Alabama 36602 in time for us to receive it prior to November 19, 2008. Proxies solicited on behalf of the Board for the 2009 annual meeting will confer discretionary authority to vote with respect to any other matter properly submitted by a stockholder for action at the 2009 annual meeting if we do not, on or before February 2, 2009, receive written notice, addressed to our Secretary at the aforementioned addresses, that the stockholder intends to submit a matter for action.

BY ORDER OF THE BOARD OF DIRECTORS

R. CHRISTIAN JOHNSEN
           Secretary

Mobile,  Alabama
March  20, 2008

PROXY

This Proxy is Solicited on Behalf of the Board of Directors of

INTERNATIONAL SHIPHOLDING CORPORATION

         The undersigned hereby (a) acknowledges receipt of the notice of annual meeting of stockholders of International Shipholding Corporation to be held in the Executive Board Room, 18th Floor, RSA Battle House Tower, 11 North Water Street, Mobile, Alabama, on Wednesday, April 30, 2008, at 2:00 p.m., Mobile time; (b) appoints Niels W. Johnsen, Erik F. Johnsen and William H. Hines, or any one or more of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this Proxy, all of the shares of common stock of International Shipholding Corporation held of record by the undersigned on March 5, 2008, at the annual meeting of stockholders to be held on April 30, 2008, or any adjourment thereof.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

ANNUAL MEETING OF STOCKHOLDERS OF

INTERNATIONAL SHIPHOLDING CORPORATION

APRIL 30, 2008

PLEASE DATE, SIGN AND MAIL
YOUR PROXY CARD IN THE
ENVELOPE PROVIDED AS SOON
AS POSSIBLE.

¯	Please detach along perforated line and mail in the envelope provided ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  [X]

1.	Election of Directors:
NOMINEES:
   FOR ALL NOMINEES                                                                                                    o Niels W. Johnsen
o Erik F. Johnsen
 WITHHOLD AUTHORITY                                                                                             o Niels M. Johnsen
      FOR ALL NOMINEES                                                                                                 o Erik L. Johnsen
o Edwin A. Lupberger
 FOR ALL EXCEPT                                                                                                           o Raymond V. O'Brien, Jr.
     (See instructions below)                                                                                               o Edward K. Trowbridge
                                                                                                               o H. Merritt Lane III
                                 o T. Lee Robinson, Jr.

INSTRUCTION:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

2. Proposal to ratify the appointment of Ernst & Young LLP, independent registered public accountants, as the independent auditors for the Corporation for the fiscal year ending December 31, 2008.
           FOR               AGAINST            ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder _________________________ Date:____________
Signature of Stockholder _________________________ Date:____________

NOTE:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.